Exhibit 99.1

Tidewater signs Construction Contract with Drydocks World

NEW ORLEANS, October 6, 2010 –Tidewater Inc. (NYSE: TDW) announced today that it has entered into a contract with Drydocks World for the construction of four 265-foot deepwater platform supply vessels at its shipyard in Batam, Indonesia. The delivery of these high-performance, high-capacity, 3,200 metric ton deadweight platform supply vessels is estimated to begin in April 2012 and conclude in late 2012. The contract price of the four vessels totals approximately $100 million, exclusive of some owner-furnished equipment. The agreement with Drydocks World also provides options, at Tidewater’s discretion, for the construction of up to four additional vessels of similar specifications and at similar pricing.

Jeff Platt, Chief Operations Officer of Tidewater Inc., commented, “We are very pleased to announce the construction of these UT 755CDL-designed vessels as part of our continued effort to provide our customers with the latest technology in offshore marine assets capable of operating on a worldwide basis. Including this new construction commitment at Drydocks World, Tidewater has committed approximately $500 million to its on-going fleet renewal program in recent quarters. While we will continue to evaluate the relative attractiveness of vessel acquisitions and new construction commitments, we expect that investment levels will remain elevated in the coming quarters as Tidewater continues to grow both its modern fleet and its earnings capacity.”

Tidewater Inc. owns 396 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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